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                                                                    EXHIBIT 99.1

     I, George S. Wiedemann, President and Chief Executive Officer of iDine Rewards Network Inc., certify to the best of my knowledge and belief, that:

     (1) the Annual Report on Form 10-K for the for the three months ended December 31, 2001 and 2000 (unaudited) and the years ended December 31, 2002, September 30, 2001 and 2000 (the "Annual Report") which this statement accompanies fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) and

(2) the information contained in the Annual Report fairly presents, in all material respects, the financial condition and results of operations of iDine Rewards Network Inc.


Dated:  March 27, 2003


/s/ George S. Wiedemann
-----------------------------
George S. Wiedemann
President and Chief Executive
Officer